UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 23, 2012
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-33706 (Commission File Number)	98-0399476 (IRS Employer Identification No.)

1111 West Hastings Street, Suite 320 Vancouver, British Columbia (Address of principal executive offices)	V6E 2J3 (Zip Code)

(604) 682-9775
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

On January 23, 2012, Uranium Energy Corp. (the "Company") issued a news release announcing that it has entered into an Arrangement Agreement under which the Company intends to acquire all of the outstanding common shares of Cue Resources Ltd. ("CUE") by way of a plan of arrangement (the "Arrangement"). Upon completion of the Arrangement, it is anticipated that approximately 2,336,260 shares of the Company's common stock will be issued to former CUE stockholders to acquire CUE and its wholly-owned subsidiary holding an undivided 100% legal and beneficial interest in and to certain concession contracts covering a 230,650-hectare uranium exploration property located in southeastern Paraguay and known as the Yuty Project.

The proposed Arrangement will be carried out by way of a court-approved plan of arrangement and will require the approval of shareholders holding at least two-thirds of the CUE shares. In addition to shareholder and court approvals, the proposed Arrangement is subject to applicable regulatory approvals and the satisfaction of certain other closing conditions customary in transactions of this nature.

A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01     Financial Statements and Exhibits

(a)        Financial Statements of Business Acquired

Not applicable.

(b)        Pro forma Financial Information

Not applicable.

(c)        Shell Company Transaction

Not applicable.

(d)        Exhibits
Exhibit	Description
99.1	Press Release dated January 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
DATE: January 23, 2012	By: /s/ Mark Katsumata Mark Katsumata Chief Financial Officer

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